Exhibit 10.01

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (referred to herein as “Agreement”) is made and entered into by NIRUP KRISHNAMURTHY (“Executive”) and MEDICINE MAN TECHNOLOGIES, INC., a corporation duly organized under the laws of the state of Nevada and having its principal place of business at 865 N. Albion Street, 3rd Floor, Denver, Colorado 80220 (hereinafter referred to as the “Employer,” “MMT,” or “the Company”). The parties to this Agreement are referred to collectively herein as the “Parties.”

RECITALS

WHEREAS Executive has been employed by the Company as its Chief Executive Officer and Director of the Board; and

WHEREAS Executive has voluntarily resigned his employment with the Company, thereby unilaterally terminating the Amended and Restated Employment Agreement dated May 4, 2023 (the “Employment Agreement”);1 and

WHEREAS Executive has voluntarily resigned his role of Director of the Board; and

NOW, THEREFORE For and in consideration of the premises, agreements, covenants, and conditions contained herein, the adequacy and sufficiency of which are hereby expressly acknowledged, Executive and the Company agree as follows:

1.	SEPARATION AND ACCRUED WAGES

A.            Executive’s final date with the Company was on February 20, 2024 (“Separation Date”). On the Separation Date, the Company paid Executive all accrued wages through the Separation Date, subject to standard payroll deductions and withholdings. The Company also reimbursed Executive for all approved expenses made on behalf of the Company. Executive agrees that he has received all wages and benefits that were owed to him by the Company through the Separation Date.

B.            Executive shall fully cooperate with the Company to find the most expeditious and cost effective termination of the lease dated on or about October 18, 2023 between Executive and AMLI Cherry Creek (the “Apartment Lease”) for the premises at 801 South Cherry Street #387, Glendale, CO 80246 (the “Premises”). If necessary, Executive shall assist with the assignment of the Apartment Lease to the Company. Provided that Executive cooperates as set forth above, then the Company will assume any rental payments remaining on the Apartment Lease. Executive shall be responsible for any and all damage to the Premises through the date he surrenders the Premises.

1 Capitalized terms used in this Agreement but not defined herein shall have the meaning assigned to them in the Employment Agreement.

C.            Executive shall fully cooperate with the Company to expeditiously remove himself as a co-signer on the car lease (“Car Lease) for the (“Car”) he currently leases in Colorado. Executive expressly agrees to surrender the Car no later than February 29, 2024 and in the condition specified in the Car Lease and understands that he will be responsible for any and all damage to the Car and any and all payments due and owing by Executive under the Car Lease as of the date he surrenders the Car.

2.	SEVERANCE

A.            The Company agrees that it shall provide Executive with the following consideration:

(i) Eight (8) months of base gross salary in the total amount of Three Hundred Sixteen Thousand, Six Hundred And Sixty-Six Dollars And Sixty-Seven Cents ($316,666.67), payable in equal installments in accordance with the normal payroll practice of the Company as if Executive were employed by the Company during such eight (8) months;

(ii) For the period starting on the Separation Date and ending eight months from the Separation Date (the “Continuing Benefits Period”), the Company will provide reimbursement to Executive of reasonable costs incurred by Executive for long-term disability insurance and life insurance of the same or substantially similar coverage as was provided to Executive by the Company during his employment. Executive should direct requests for reimbursement, with supporting receipts or proof of payments, to: Rebecca Terry, Controller. Executive must submit all requests for reimbursement, and supporting documentation, to the Company no later than thirty (30) days after the end of the Continuing Benefits Period in order to receive reimbursement under this Subparagraph. Executive’s health benefits end on February 29, 2024. If Executive elects to continue coverage under the Company’s medical, dental, and vision plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA), the Company agrees to pay directly on the Executive’s behalf the Executive’s monthly COBRA premium for coverage beginning March 1, 2024 through the Continuing Benefits Period. Executive remains responsible to elect enrollment in COBRA and to promptly notify the Company of such election.

B.            Executive agrees and understands because of his unilateral termination of the Employment Agreement, which Executive agrees was not due to a “Good Reason” or based upon a “Change in Control,” he is not due any severance amounts under the Employment Agreement. Executive further agrees and understands that the consideration described in Paragraph 2(A) of this Agreement is over and above all or any amounts due to Executive under the Employment Agreement, and Executive agrees that he is not otherwise entitled to receive this consideration from the Company unless he signs, and does not revoke, this Agreement.

3.	EQUITY

Executive represents and warrants that the table attached to this Agreement as Exhibit B fully and accurately describes the vested equity that Executive holds in the Company as of the Separation Date. Except as set forth in Exhibit B, Executive acknowledges and agrees that he does not have any other rights to receive, acquire, possess, or vest into any additional shares, options, warrants, securities, derivative securities, Restricted Stock Units (“RSUs”), Performance Stock Units (“PSUs”), or other equity (collectively, “Equity”) in the Company, regardless of anything to the contrary in any equity award agreement between Executive and the Company. Further, Executive understands and agrees that his resignation is other than for Cause and, as such, the unvested portion of any Equity shall immediately terminate and cease to be exercisable as of the Separation Date. Notwithstanding the foregoing, Executive agrees and understands that the exercise period and tax treatment of the vested stock options and RSUs set forth in Exhibit B remain subject to the applicable award agreement and Equity Incentive Plan. Executive represents and warrants that he will comply with the Schwazze Insider Trading Policy, a copy of which is attached as Exhibit C to this Agreement, during the eight months following the Separation Date and the Company shall timely provide Executive with notices of blackout periods.

4.	GENERAL RELEASE

A.            In exchange for the payments and benefits described in Paragraph 2(A) above and the other promises contained herein, Executive hereby forever releases and discharges the Company, its affiliates, owners, predecessors, successors, parents, subsidiaries, divisions, heirs, assigns, executives, present and former representatives, present and former employees, consultants, agents, insurers, and attorneys from any and all claims, federal or state actions, appeals, demands, causes of action, liabilities, damages, interest, attorneys’ fees, and expenses whatsoever, whether in law or equity or otherwise, and whether known or unknown from or relating to the conduct or any other facts occurring prior to the date of this Agreement.

This release includes, but is not limited to, all claims, demands, federal or state administrative actions, appeals, and causes of action arising out of or in any way related to: (a) all federal, state, and local laws, including, without limitation, the following federal and state statutes, as amended, and their corresponding regulations: the Americans with Disabilities Act and any subsequent amendments, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1871, 42 U.S.C. § 1981, 42 U.S.C. § 1983, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 and any subsequent amendments (“ADEA”), the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993 and any subsequent amendments, the National Labor Relations Act, the Labor Management Relations Act, the Occupational Safety and Health Act of 1970, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Rehabilitation Act of 1973, the Colorado Antidiscrimination Act, and the Colorado Wage Claim Act; (b) any claim or action under the common law of the State of Colorado including but not limited to, any claim for compensation, damages, tort, breach of express or implied employment contract, breach of duty of good faith, discrimination, intentional interference with contractual relations, fraud, misrepresentation, outrageous conduct, slander, libel, negligent and/or intentional infliction of emotional distress, violation of public policy, negligent supervision, assault, battery, breach of contract, implied breach of good faith and fair dealing, promissory estoppel, wrongful discharge, harassment, or retaliation, and for any other damages or injuries incurred on the job; and (c) any claim under or arising out of the Employment Agreement.

B.            In exchange for the promises contained herein, the Company hereby forever releases, discharge, acquit, and hold harmless, Executive and Executive’s agents, attorneys, insurers, heirs, executors, estates, representatives, and assigns from any and all claims, federal or state actions, appeals, demands, causes of action, liabilities, damages, interest, attorneys’ fees, and expenses whatsoever, whether in law or equity or otherwise, and whether known or unknown from or relating to the conduct or any other facts occurring prior to the date of this Agreement.

C.            All of the released entities described above are collectively referred to as the “Releasees.”

D.            The claims, charges, causes of actions, appeals, demands, losses, damages, attorneys’ fees, expenses, costs, and liabilities released in Paragraphs 4(A) and 4(B) shall be referred to collectively herein as the “Released Claims,” and this Paragraph 4 as the “Release.” The Released Claims do not include claims arising under this Agreement or those claims referenced in Paragraph 15 or 17(b) below.

5.	RELEASE INCLUDES UNKNOWN CLAIMS

A.            The Parties understand and agree that the Released Claims are intended to and do include any and all claims of every nature and kind whatsoever, whether known, unknown, suspected, or unsuspected.

B.            The Parties further acknowledge that they may hereafter discover facts different from or in addition to those that they now know or believe to be true with respect to the Released Claims and agree that, in such event, this Agreement shall nevertheless be and remain effective in all respects, notwithstanding such different or additional facts, or the discovery thereof.

C.            The Parties represent and acknowledge (i) that they have conducted whatever investigation was deemed necessary to ascertain all facts and matters related to this Release; (ii) that they have had the opportunity to consult with and to receive advice from legal counsel concerning this Release; and (iii) that they are not relying in any way on any statement or representation by the other party or that party’s attorneys, except as expressly stated herein, in reaching his decision to enter into the Release.

6.	NO ASSIGNMENT OR TRANSFER OF RELEASED CLAIMS

The Parties represent and warrant that they have not assigned, transferred, or hypothecated, or purported to assign, transfer, or hypothecate, to any person, firm, corporation, association, or entity whatsoever any of the Released Claims.

7.	PROMISE NOT TO PROSECUTE

The Parties promise and covenant not to file a lawsuit or arbitration proceeding based on any Released Claims. If either Party breaks this promise or fails to comply with its obligations under the Agreement, the prevailing party in any enforcement action shall pay all of the non- prevailing party’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any Released Claims, or any Releasee’s efforts to enforce the terms of this Agreement, except this covenant not to sue does not apply to claims challenging the knowing and voluntary nature of the Release that Executive may have under the OWBPA and the ADEA. Although Executive is releasing claims that he may have under the ADEA, he may challenge the knowing and voluntary nature of the Release before a court, the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state, or local agency charged with the enforcement of any employment laws. Executive understands, however, that if Executive pursues a claim against the Company under the OWBPA and/or the ADEA to challenge the validity of this Agreement and the Company prevails on the merits of an ADEA claim, or a Releasee files a lawsuit or arbitration to enforce any part of this Agreement, a court or arbitrator has the discretion to determine whether the Company or any other Releasee is entitled to restitution, recoupment, or set off (“Reduction”) against a monetary award obtained by Executive in the court proceeding or arbitration. A Reduction never can exceed the amount Executive recovers, or the consideration Executive received for signing this Agreement, whichever is less.

8.	NO ADMISSION OF LIABILITY

Executive understands and agrees that this Agreement does not constitute an admission of liability on the part of the Company as to any matters whatsoever. The Company specifically denies liability for any harm allegedly suffered by Executive.

9.	RETURN OF PROPERTY AND RECORDS

Executive agrees to return all of the Company’s property immediately including keys, badges, cell phones, laptops and all other property belonging to the Company that Executive has in his possession. Executive understands that he is not entitled to keep, preserve, or purge records of the Company. This prohibition does not include any relevant employee files or records related to Executive. The return of all personal property of Executive will be completed within fourteen (14) business days after this Agreement becomes effective.

10.	CONFIDENTIALITY

The Parties agree that to the fullest extent allowed by law, the Parties will not at any time make to any third-party any remarks, comments or statements whatsoever regarding or related to Executive’s employment with the Company or the nature or terms of this Agreement, other than to the Parties’ respective lawyers or accountants, a governmental agency, Executive’s immediate family, in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, by the Company for the function of the Company’s internal business and affairs,2 as required by court order or other law, or as otherwise allowed below. Executive’s listing of the Company on his resume or his describing of Executive’s job duties at the Company for purposes of Executive’s seeking of alternative employment shall not be a violation of this Paragraph. It is expressly understood and agreed that Executive may tell future employers the reason for his resignation from the Company as agreed to by the Parties, as memorialized on Exhibit D. The Company’s statement that Executive has resigned his employment, and its providing of his date of separation from the Company, shall not be a violation of this Paragraph.

2 Such business and affairs expressly includes, but is not limited to, provision of information to the Company’s Board of Directors and the public filing of any information required by the Securities and Exchange Commission (such as a Form 8-K) or any other governmental agency.

This Paragraph does not restrain Executive from disclosing the underlying facts of any alleged discriminatory or unfair employment practice to: (a) Executive’s immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer; (b) any local, state, or federal government agency for any reason, including disclosing the existence and terms of a settlement agreement (without any need to first notify the Company); (c) in response to legal process, such as a subpoena to testify at a deposition or in court, including disclosing the existence and terms of a settlement agreement (without any need to first notify the Company); and/or (d) for all other purposes as required by law. Executive acknowledges that this Paragraph is a material term of the Agreement and was a material inducement to the Company to offer the consideration provided herein.

11.	NON-DISPARAGEMENT

A.            Executive agrees not to make statements to any third party that are in any way disparaging or negative towards the Company, its executives, its employees, its affiliates, or their products and services. If the Company Management disparages Executive to a third party, the Company may not seek to enforce either Paragraph 10 regarding Confidentiality, or this Paragraph 11 regarding Non-Disparagement, against Executive, but all other remaining terms of this Agreement remain enforceable. Executive’s disclosure of the underlying facts of any alleged discriminatory or unfair employment practice to the following individuals or entities shall not constitute disparagement: (a) Executive’s immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer; (b) any local, state, or federal government agency for any reason, including disclosing the existence and terms of a settlement agreement (without any need to first notify the Company); (c) in response to legal process, such as a subpoena to testify at a deposition or in court, including disclosing the existence and terms of a settlement agreement (without any need to first notify the Company); and/or (d) for all other purposes as required by law.

The Company agrees that the current members of its Executive Leadership Team and members of the Board of Directors (individually and collectively “Company Management”) will not make statements to employees or any third party that are in any way disparaging or negative towards Executive.

B.            Liquidated Damages: The Parties acknowledges that any violation of Paragraph 10 or 11 of this Agreement shall constitute a material breach of this Agreement. The Parties acknowledge and agree that the time and expenses involved in proving in any forum the actual damage or loss suffered by a Party if there is a breach of Paragraph 10 or 11 makes any such breach appropriately subject to liquidated damages. Accordingly, instead of requiring any proof of damages or losses, the parties agree that as liquidated damage for any breach of Paragraph 10 or 11, the breaching party shall pay to the non-breaching party the sum of Fifty Thousand Dollars ($50,000.00). This $50,000.00 shall be payable after a finding by an arbitrator following the process set forth in Paragraph 23 that the breaching party breached Paragraph 10 or 11. The prevailing party in any such action shall be entitled to an award of its reasonably incurred attorneys’ fees and costs. This liquidated damages provision shall not be interpreted so as to require multiple payments if there is only one breach by the breaching party. Neither any breach of Paragraph 10 or 11 nor the payment of liquidated damages, shall affect the continuing validity or enforceability of this Agreement.

12.	COOPERATION

Executive agrees to cooperate with the Company with respect to the prosecution and/or defense of legal claims which arose during Executive’s tenure as an employee of the Company, or which relate to events which occurred during Executive’s tenure as an employee of the Company, or to which Executive has any information. Such cooperation shall include, but is not limited to, making himself available for interview by the Company and/or its counsel, reviewing and/or identifying documents, giving testimony and/or testifying at trial, and further that Executive shall immediately notify the Company in writing if Executive is ever subpoenaed or otherwise requested to testify in any matter involving the Company.

13.	OTHER AGREEMENTS

Executive understands and agrees that the following Sections of the Employment Agreement survive the Employment Agreement’s termination and continue to bind him after the Separation Date: Section 7 (Insider Trading), Section 9 (Records), 10 (Non-Solicitation/Non- Compete), 11 (Proprietary and Confidential Information), 14 (Name & Likeness Rights), 16 (Mandatory Arbitration) and 17 (Attorneys Fees and Costs).

14.	SECTION 409A

Executive and the Company intend that payments or benefits under this Agreement shall not be subject to the accelerated or additional tax or interest imposed pursuant to Internal Revenue Code Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with this intent. Payments under Paragraph 2 are intended to qualify to the maximum extent possible as “short-term deferrals” to which Code Section 409A does not apply, pursuant to Treasury Regulation Section l.409A-l(b)(4) or pursuant to any other applicable exemptions, and any amount not exempt from Code Section 409A shall be construed and administered to comply with Code Section 409A. For purposes of this Paragraph, the right to any payment to be made in a series of installment payments shall be treated as the right to a series of separate payments pursuant to Treasury Regulation Section l.409A-2(b)(2)(iii). Nothing in this Paragraph shall prohibit Executive or the Company from making use of any other exclusion from the application of Code Section 409A that may be applicable to a payment or benefit hereunder.

15.	NO INTERFERENCE WITH RIGHTS AND CLAIMS NOT RELEASED

Executive understands and acknowledges that this Agreement does not apply to (i) claims for unemployment or workers’ compensation benefits, (ii) claims or rights that may arise after the date that he signs this Agreement, (iii) claims for reimbursement of expenses under the Company’s expense reimbursement policies, (iv) any vested rights under the Company’s equity plans or ERISA-covered employee benefit plans as applicable on the date Executive signs this Agreement, (v) any rights or claims to representation and/or indemnification by the Company or its affiliates required by Nevada law or covered by the Company’s applicable Directors and Officers Insurance Policy, and (vi) any claims that controlling law clearly states may not be released by private agreement. Moreover, nothing in this Agreement (including but not limited to the Release, the Promise Not to Prosecute, the Confidentiality and Non-Disparagement obligations, and the Return of Property and Records provisions) (i) limits or affects Executive’s right to challenge the validity of this Agreement under the ADEA or the OWBPA, (ii) prevents Executive from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the EEOC, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from testifying, providing evidence, responding to a subpoena or discovery request in court litigation or arbitration, or (iii) precludes Executive from exercising rights, if any, under Section 7 of the NLRA or under similar state law to engage in protected, concerted activity with other employees.

By signing this Agreement, Executive is waiving his right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on his behalf by any third party, except for any right Executive may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited.

Notwithstanding Executive’s confidentiality and non-disclosure obligations in this Agreement and otherwise, Executive understands that as provided by the Federal Defend Trade Secrets Act, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

16.	PARTIES TO BEAR THEIR OWN COSTS

Executive understands that he and the Company will each bear their own costs, expenses, and attorneys’ fees, if any, in relation to this Agreement.

17.	REPRESENTATIONS AND WARRANTIES

A.            Executive represents and warrants that he is legally competent and/or authorized to execute this Agreement and has not relied on any statements or explanations in connection therewith.

B.            Employee agrees that if the Company is required to amend an SEC submission previously made by the Company due to an omission or act of Employee during the time period he was an officer of the Company, Employee will indemnify the Company for any claims directly resulting from such amendment (including reasonable attorneys’ fees for the defense of such claims) up to a total indemnification amount of $125,000 (one hundred and twenty-five thousand dollars).

C.            Executive additionally represents and warrants that he has fully disclosed to the Company all material information required by law and/or necessary for the Company to fulfill its legal duties, including but not limited to any duties of compliance and reporting under federal, state, or local statute or regulations.

D.            Executive hereby acknowledges that he has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the release of all claims and waiver of rights.

18.	KNOWLEDGE, CAPACITY, AND AUTHORITY

Executive represents and warrants that he had the opportunity to have counsel explain the contents of this Agreement to him. Executive represents that he understands the contents of this Agreement and that he executed it knowingly and voluntarily and understands that after executing it he cannot proceed against any Releasee on account of the matters referred to herein. Each party to this Agreement represents and warrants that s/he/it has the authority and capacity to execute this Agreement.

19.	MODIFICATION AND NON-WAIVER

No provision of this Agreement may be changed, altered, modified or waived except in writing signed by both Executive and the Company, which writing shall specifically reference this Agreement and the provision that the Parties intend to waive or modify. Waiver of any one provision shall not constitute waiver of any other provision. A delay of failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right herein.

20.	SEVERABILITY

In the event any provision of this Agreement should be held to be unenforceable, each and all of the other provisions of this Agreement shall remain in full force and effect.

21.	WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT

The payments and benefits described in Paragraph 2 above are intended in part as consideration for Executive’s release and waiver of any and all claims under the ADEA. Executive should consult with his attorneys about this release and waiver before executing this Agreement. Further, Executive agrees that he has been given twenty-one (21) calendar days from his receipt of this Agreement to consider the release and waiver of any and all claims (including those arising under the ADEA) (the “Consideration Period”). Executive agrees that changes to this Agreement, whether material or non-material, do not restart the Consideration Period. Executive may revoke this Agreement on or before the expiration of the seven (7) calendar day period after his execution of this Agreement (“Revocation Period”). This Agreement shall not become effective or enforceable until the first day following the end of the Revocation Period, without Executive having exercised his right of revocation (the “Effective Date”). Notice of revocation should be sent in writing to the following: Christine Jones, Medicine Man Technologies, Inc., 865 N. Albion Street, 3rd Floor, Denver, Colorado 80220.

22.	APPLICABLE LAW

This Agreement shall be construed and enforced according to the laws of the State of Colorado.

23.	MANDATORY ARBITRATION AND EQUITABLE RELIEF

THE PARTIES AGREE THAT ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO EXECUTIVE’S EMPLOYMENT WITH AND SEPARATION FROM THE COMPANY OR THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE SETTLED BY ARBITRATION ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”). SUCH ARBITRATION SHALL TAKE PLACE IN THE CITY AND COUNTY OF DENVER, COLORADO.

THE COMPANY WILL PAY THE COSTS AND EXPENSES OF SUCH ARBITRATION. EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE ATTORNEYS’ FEES AND COSTS; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY, IF HE OR SHE DEEMS APPROPRIATE, AWARD REASONABLE ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY IN THE EVENT THE OPPOSING PARTY’S CLAIM WAS SUBSTANTIALLY UNJUSTIFIED AND UNREASONABLE, EXCEPT AS PROHIBITED BY LAW. THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, MOTIONS TO DISMISS, AND MOTIONS FOR CLASS CERTIFICATION, PRIOR TO ANY ARBITRATION HEARING. THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS. THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW. THE DECREE OR AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED AS A FINAL AND BINDING JUDGMENT IN ANY COURT HAVING JURISDICTION THEREOF.

ANY PARTY MAY ALSO PETITION THE COURT FOR TEMPORARY AND/OR INJUNCTIVE RELIEF WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF ANY AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION, NONCOMPETITION OR NONSOLICITATION, AND THE PARTIES AGREE THAT THE AWARD TO WHICH A PARTY MAY BE ENTITLED IN ARBITRATION MAY BE RENDERED INEFFECTUAL WITHOUT TEMPORARY AND/OR INJUNCTIVE RELIEF FROM A COURT, NOTWITHSTANDING THE AVAILABILITY OF INTERIM RELIEF IN ARBITRATION. IT IS AGREED THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS’ FEES.

THIS AGREEMENT DOES NOT PROHIBIT EXECUTIVE FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE EXECUTIVE FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.

24.	COUNTERPARTS ACCEPTABLE

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

25.	ENTIRE AGREEMENT

Executive acknowledges that this Agreement constitutes a full, final, and complete settlement of the parties’ differences and supersedes and replaces any and all other written or oral exchanges, agreements, understandings, employment contracts, arrangements, or negotiations between or among them relating to Executive’s employment, compensation, or the Employment Agreement, except where expressly stated herein; and Executive affirmatively represents that there are no other prior or contemporaneous exchanges, agreements, representations, arrangements, or understandings, written or oral, between or among the parties relating to the subject matter hereof other than that as set forth herein, and that this Agreement contains the sole and entire agreement between them with respect to the subject matter hereof. Executive further acknowledges and agrees that any language proposed for, deleted from, or otherwise changed in any drafts of this Agreement but not included herein shall not be considered in any way in the interpretation and application of this Agreement and shall not in any way affect the rights and obligations of Executive, the Company, or Releasees.

26.	CONFLICT

In the event of any conflict between the terms or provisions hereof and the terms of any other agreement between Executive and the Company, the terms hereof shall control.

I, NIRUP KRISHNAMURTHY, ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT, THAT I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT, AND THAT I UNDERSTAND ALL OF THIS AGREEMENT’S TERMS, AND I EXECUTE THE AGREEMENT VOLUNTARILY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES. I ACKNOWLEDGE THAT I HAD TWENTY-ONE DAYS TO DECIDE IF I WANTED TO SIGN THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement have set their hands the day and year set forth below their respective signatures.

Date:
Nirup Krishnamurthy

Medicine Man Technologies, Inc.

Date:
By:
Title:

EXHIBIT A

Addendum Attesting To Compliance With Protecting Opportunities and Workers’ Rights (POWR) Act, Colo. Rev. Stat. § 24-34-407(1)

By signing below, the Parties attest that this Agreement complies with subsection (1) of Colorado Revised Statute § 24-34-401, including that:

1.            The confidentiality and nondisclosure obligations in this Agreement apply equally to all Parties to the Agreement.

2.            Nothing in this Agreement restrains Executive from disclosing the underlying facts of any alleged discriminatory or unfair employment practice:

a.            including disclosing the existence and terms of a settlement agreement, to Executive’s immediate family members, religious advisor, medical- or mental health-provider, mental- or behavioral-health therapeutic support group, legal counsel, financial advisor, or tax preparer;

b.            to any local, state, or federal government agency for any reason including disclosing the existence and terms of a settlement agreement, without first notifying the Company;

c.            in response to legal process, such as a subpoena to testify at a deposition or in court, including disclosing the existence and terms of a settlement agreement, without first notifying the Company; and

d.            for all other purposes required by law.

3.            The disclosure of underlying facts of any alleged discriminatory or unfair employment practice as described above does not constitute disparagement.

4.            If the Company disparages Executive to a third party, the Company may not seek to enforce either Agreement Paragraph 10 regarding Confidentiality, or Agreement Paragraph 11 regarding Non-Disparagement, against Executive, but all other remaining terms of the Agreement remain enforceable.

Medicine Man Technologies, Inc.

Nirup Krishnamurthy	By:
Title:
Dated: , 2024
Dated: , 2024

EXHIBIT B

Last Name	First Name	Grant Date	Expiration Date	Award Type	Award Price	Awards Granted	Awards Exercised /Released	Total Awards Outstanding	Awards Vested	Exercisable Awards
Krishnamurthy	Nirup	6/5/19	6/5/29	ISO	$1.26	300,000	-	300,000	300,000	300,000
Krishnamurthy	Nirup	3/5/20	3/5/30	ISO	$1.26	300,000	-	300,000	300,000	300,000
Krishnamurthy	Nirup	12/15/20	12/15/30	ISO	$1.26	400,000	-	400,000	300,000	300,000
Krishnamurthy	Nirup	10/12/22	10/12/32	ISO	$1.24	200,000	-	200,000	50,000	50,000
Krishnamurthy	Nirup	5/24/23	5/24/33	ISO	$1.04	800,000	-	800,000	-	-
Krishnamurthy	Nirup	5/24/23	5/24/26	RSU	$-	1,600,000	400,000	1,200,000	400,000	-
NIRUP TOTALS						3,600,000	400,000	3,200,000	1,350,000	950,000

EXHIBIT C

Insider Trading Policy Private and confidential. Internal use only. Not for external distribution.

This Insider Trading Policy (the “Policy”) sets forth the guidelines to all employees, Directors and Officers of Schwazze (the “Company” or “SCHWAZZE”), including its affiliates and subsidiaries. This Policy memorializes the Company’s standards on trading and causing the trading of securities while in possession of material, non-public information.

Illegal insider trading is against Company policy. Everyone at SCHWAZZE has worked very hard to establish SCHWAZZE as a company known for integrity and ethical conduct and this Policy is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company, not just so-called “insiders”.

A copy of this Policy shall be delivered to all current and new employees and consultants upon the commencement of their relationship with SCHWAZZE. Individuals who fail to comply with the requirements of this Policy are subject to disciplinary action, at the sole discretion of the Company, including immediate dismissal for cause.

1.	The Law Against “Insider Trading”

One of the principal purposes of the federal securities laws is to prohibit insider trading. In recent years, insider trading has become a major focus of the enforcement program of the Securities and Exchange Commission and of criminal prosecutions brought by United States Attorneys.

In general, an insider must not trade for personal gain in the securities of the Company if that person possesses material, nonpublic information about the Company. Prohibitions against “insider trading” apply to trades, tips, and recommendations by virtually any person associated with the Company (as further defined below in Covered Persons) if the information involved is “material” and “non-public.” For example, an insider who is aware of material, nonpublic information must not disclose such information to family, friends, business or social acquaintances, employees or independent contractors of the Company or other third parties. An insider may make trades in the market or discuss material information only after the material information has been made public.

For compliance purposes, you should never trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first consult with and obtain the advance written approval of the Company’s General Counsel.

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Insider Trading Policy Private and confidential. Internal use only. Not for external distribution.

2.	Definitions

(a)            Covered Person(s): This Policy refers to an “insider” which shall include the following Covered Persons which include: (a) all members of the Company’s Board of Directors, Officers and employees; (b) consultants to the Company or other persons associated with the Company and/or its affiliates and/or its subsidiaries, including but not limited to distributors, sales agents or other partners or third parties that may, in the course of their work with SCHWAZZE, receive access to confidential, material non-public information; and (c) household and immediate family members of those listed in (a) and (b) above. No Covered Persons who knows of any material non-public information may communicate that information to any other person if he or she has reason to believe that the information may be improperly used in connection with securities trading. Covered Persons and certain related persons must “preclear” all trading in securities of the Company in accordance with the procedures set forth in Section 4 below.

(b)            Securities: Securities of SCHWAZZE are defined as common stock, preferred stock, options to purchase stock, warrants, convertible debt and/or derivative securities. No Covered Persons may purchase or sell any security, whether or not issued by the Company, while in possession of material non-public information concerning the security.

(c)            Black-Out Periods: A “Black-Out Period” is a time before and after a significant event wherein a Covered Person may not buy or sell Company’s securities without violating this Policy. There are several Black-Out Periods which include twenty (20) days prior to the release of financial results for the periods ending March 31, June 30, September 30 and December 31 of each year and end after three full trading days of SCHWAZZE securities on the OTCQX after the results are announced for the preceding fiscal period. If the last day of the month falls on a weekend, the Black-Out Period will start at the close of business on the last trading day prior to the weekend. Additional Black-Out Periods may occur when other material events occur, such as a press release sent out to the public, wherein only a select few persons have knowledge of the event.

(d)	Material Information:

Material Information is defined to be information that has market significance and its public dissemination is likely to affect the market price of securities or is information that a reasonable investor would want to know before making an investment decision.

Insider trading restrictions come into play only if the information you possess is “material.” If you feel that the information is material, it probably is. Materiality involves a relatively low threshold and is difficult to define.

However, any information dealing with the following subjects is reasonably likely to be considered sensitive, non-public material:

•	Significant changes in the Company’s prospects;

•	Significant write-downs in assets or increases in reserves;

•	Developments regarding significant litigation or government agency investigations;

•	Liquidity problems;

•	Changes in earnings estimates or unusual gains or losses in major operation;

•	Major changes in management;

•	Changes in dividends;

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Insider Trading Policy Private and confidential. Internal use only. Not for external distribution.

•	Extraordinary borrowings;

•	Award or loss of a significant contract;

•	Changes in debt ratings;

•	Proposals, plans, or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

•	Public offerings; and

•	Pending statistical reports (e.g., consumer price index, money supply and retail figures, interest rate developments).

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition, or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on the Company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, exercise caution. Consult with the Company’s General Counsel before making a decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

(e)	Non-Public Information:

Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated through recognized channels of distribution in a manner designed to reach public investors and public investors have had a reasonable period of time to react to the information. Even after public disclosure of information regarding the Company, you generally must wait a period of two or three business days for the information to be absorbed by public investors before you can treat the information as public.

Non-public information may include but is not limited to:

•	Information available to a select group of analysts or brokers or institutional investors;

•	Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

•	Information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

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Insider Trading Policy Private and confidential. Internal use only. Not for external distribution.

As with questions of materiality, when in doubt about whether information is non- public contact the Company’s General Counsel or assume that the information is “non-public” and therefore, treat it as confidential.

3.	Reporting and Severe Penalties for Violating Insider Trading Laws

If any Covered Person has reason to believe that material, nonpublic information of the Company has been disclosed to an outside party without authorization, that person should report this to the Company’s General Counsel immediately.

If any person subject to this Insider Trading Policy has reason to believe that an insider of the Company or someone outside of the Company has acted, or intends to act, on inside information, that person should report this to the Company’s General Counsel immediately.

If it is determined that an individual maliciously and knowingly reports false information to the Company with intent to do harm to another person or the Company, appropriate disciplinary action will be taken according to the severity of the charges, up to and including dismissal. All such disciplinary action will be taken at the sole discretion of the Company.

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers and supervisors. A person who violates insider trading laws can be subject to criminal penalties, sentenced to a substantial jail time and required to pay a penalty of several times the amount of profits gained, or losses avoided.

Moreover, Congress has passed insider trading legislation that, in a significant departure from prior law, explicitly empowers the Securities and Exchange Commission to seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation.” Such persons may be held liable for up to the greater of $1 million or three times the amount of the profit gained, or loss avoided. Thus, even for violations that result in a small or no profit, the Securities and Exchange Commission can seek a minimum of $1 million from the Company and various management and supervisory personnel.

Given the severity of the potential penalties, compliance with the policies set forth in this Policy are absolutely mandatory, and noncompliance is a ground for dismissal. Exceptions to these policies, if any, may only be granted by the Company’s General Counsel and must be provided before any activity contrary to the above policies takes place.

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Insider Trading Policy Private and confidential. Internal use only. Not for external distribution.

4.	Preclearance of Securities Transactions

Because Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all such persons to preclear all purchases and sales of the Company’s securities in accordance with the following procedures:

(a)            Subject to the exemption in part “(d)” below, no Covered Person may, directly or indirectly, purchase or sell any security issued by the Company without first obtaining prior written approval from the Company’s General Counsel. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children, and to transactions by entities over which such person exercises control. Covered Persons are responsible for assuring that their family members comply with the restrictions set forth in this Section 4.

(b)            The Company’s General Counsel shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked in writing, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted.

(c)            Requests are most likely to be approved for trading that is to occur in the following “window periods”:

(i)            The 30-day period beginning one week after the annual report has been mailed to shareholders, provided that the report adequately covers important corporate developments and no new major undisclosed developments occur within that period;

(ii)           Following a release of quarterly results, which includes adequate comment on new developments during the period;

(iii)          Following the wide dissemination of information on the status of the Company and current results; and

(iv)          At those times when there is relative stability in the Company’s operations and the market for its securities.

(d)            Preclearance is not required for purchases and sales of securities under a preexisting written plan, contract, instruction, or arrangement that:

(i)            Has been reviewed and approved at least one month in advance of any trades thereunder by the Company’s General Counsel (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Company’s General Counsel at least one month in advance of any subsequent trades);

(ii)           Was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material non-public information about the Company; and

(iii)          Gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material non-public information about the Company; or

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Insider Trading Policy Private and confidential. Internal use only. Not for external distribution.

(iv)          Explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

With respect to any purchase or sale under a prearranged trading plan as described above, the third-party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Company’s General Counsel.

5.	Black-Out Periods and Prohibited Transactions

All Covered Persons are prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any equity security of the Company during a Black-Out Period as defined in Section 2(c) above. The Company reserves the right to issue Black- Out Period notices to all Covered Persons and such notice and the receipt thereof shall be strictly confidential and not disclosed to anyone else. Covered Persons should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling material, non-public information to be released and until such information has been released and fully absorbed by the public market.

A Covered Person, including such person’s spouse, other persons living in such person’s household, and minor children and entities over which such person exercises control, is prohibited from engaging in the following transactions in securities of the Company’s unless advance approval is obtained from the Company’s General Counsel:

(a)            Short-term trading: Persons associated with the Company who purchase its securities must retain such securities for at least six months.

(b)            Short sales. Persons associated with the Company may not sell the Company’s securities short.

(c)            Options trading. Persons associated with the Company’s may not buy or sell puts or calls on the Company’s securities.

(d)            Trading on margin. Persons associated with the Company may not trade on the margin the Company securities.

6.	Trading Windows

Covered Persons not in possession of material, non-public information about the Company may purchase, sell, or otherwise acquire or transfer equity securities of the Company without preclearance pursuant to Section 4 during the two-week period beginning at the end of the third full trading day following the Company’s filing with the Securities and Exchange Commission of an annual report on Form 10-K and each quarterly report on Form 10-Q, (each such period, a “Trading Window”), in each case unless informed by the Company that trading during a Trading Window has been suspended. A Covered Person in possession of material, non-public information about the Company during a Trading Window may not purchase, sell, or otherwise acquire or transfer equity securities of the Company until after the third full trading day after the Company has made a widespread public release of such information, provided that such trading day is within the Trading Window.

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Insider Trading Policy Private and confidential. Internal use only. Not for external distribution.

7.	Liability of the Company

The adoption, maintenance and enforcement of this Policy is not intended to result in the imposition of liability upon the Company for any insider trading violations where such liability would not exist in the absence of this Policy.

This Policy pertains to the 2020 calendar year and each year thereafter until modified or revoked by the Directors and supersedes any previous policy of the Company concerning insider training.

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EXHIBIT D

Company and Executive may both represent that Executive resigned from his role as CEO and Director of the Company for personal and/or family reasons.